UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2019

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in its charter)

Delaware	1-43	45-6194071
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr. Administrative Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware	19890-1615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not Applicable	Not Applicable	Not Applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

As previously disclosed, including most recently in its Annual Report on Form 10-K for the year ended March 31, 2019, the Motors Liquidation Company GUC Trust (the “GUC Trust”) has been involved in litigation commenced by the Committee of Unsecured Creditors of Motors Liquidation Company, on behalf of Motors Liquidation Company (formerly known as General Motors Corporation, or Old GM) and its affiliated debtors and debtors-in-possession (the “Debtors”), on July 31, 2009 (the “Term Loan Avoidance Action”), which sought the return of approximately $1.5 billion that had been transferred by the Debtors to a consortium of prepetition lenders (the “Secured Lenders”) to Old GM, in respect of a term loan extended to Old GM by such Secured Lenders.

As previously disclosed on a Current Report on Form 8-K filed by the GUC Trust on May 17, 2019 (the “TLAA Settlement 8-K”), the Motors Liquidation Avoidance Action Trust (the “AAT”), the GUC Trust, the defendants to the Term Loan Avoidance Action and Simpson Thacher and Bartlett LLP entered into that certain Settlement Agreement, dated as of April 10, 2019 (the “TLAA Settlement Agreement”), to resolve the Term Loan Avoidance Action, which TLAA Settlement Agreement was subject to the approval of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On May 13, 2019, the AAT filed with the Bankruptcy Court a motion to approve the TLAA Settlement Agreement pursuant to Federal Rule of Bankruptcy Procedure 9019 (the “TLAA Settlement Approval Motion”), which motion attached the TLAA Settlement Agreement. The TLAA Settlement Approval Motion is incorporated herein by reference to Exhibit 10.1 of the TLAA Settlement 8-K.

On June 13, 2019, the Bankruptcy Court issued an order (the “TLAA Settlement Approval Order”) granting the TLAA Settlement Approval Motion and approving the TLAA Settlement Agreement. The TLAA Settlement Approval Order is filed as Exhibit 99.2 to this Current Report on Form 8-K. The TLAA Settlement Agreement provides for (among other things): (i) a payment on behalf of the Secured Lenders to the AAT of approximately $231.0 million (the “Settlement Payment”), (ii) filing by the AAT of orders of dismissal with the applicable courts dismissing the claims of the AAT with prejudice, and (iii) releases of claims related to the Term Loan Avoidance Action by the parties to the TLAA Settlement Agreement and certain other persons. An amount corresponding to the amount of the Settlement Payment is being asserted as a general unsecured claim against the GUC Trust, pursuant to the terms of the TLAA Settlement Agreement and the Second Amended and Restated Motors Liquidation Company GUC Trust Agreement, dated as of July 30, 2015 (the “GUC Trust Agreement”), and Section 502(h) of the Bankruptcy Code. Pursuant to the AAT Settlement Agreement, immediately upon the AAT’s receipt of the Settlement Payment from or on behalf of the Secured Lenders, the Secured Lenders will become entitled to payments totaling approximately $68.5 million from the GUC Trust in respect of such general unsecured claims; such payments will be made in accordance with the terms of the AAT Settlement Agreement and the GUC Trust Agreement and are subject to the GUC Trust’s receipt of certain information from the Secured Lenders holding claims under Section 502(h) of the Bankruptcy Code.

The foregoing description of the TLAA Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to the TLAA Settlement 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	TLAA Settlement Approval Motion (incorporated herein by reference to Exhibit 10.1 to the Motors Liquidation Company GUC Trust Current Report on Form 8-K filed on May 17, 2019)

99.2	TLAA Settlement Approval Order

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

Date: June 17, 2019

	By:	/s/ David A. Vanaskey Jr.
		Name:	David A. Vanaskey Jr.
		Title:	Administrative Vice President of Wilmington Trust Company